Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	ORGANIZED UNDER LAWS OF

ABIOMED R&D, Inc.	Delaware
ABD Holding Company, Inc.	Delaware
Impella CardioSystems, GmbH	Germany
Impella CardioSystems, USA, Inc.	New York